As filed with the Securities and Exchange Commission on May 3, 2000

                                                  Registration No. 333- _____

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-8

    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                   Georgia-Pacific Corporation
     (Exact name of Registrant as specified in its charter)

            Georgia                         93-0432081
(State or other jurisdiction of          (I.R.S. Employer
incorporation or organization)         Identification No.)

  133 Peachtree Street, N.E.
       Atlanta, Georgia                       30303
(Address of principal executive             (Zip Code)
           offices)

    Georgia-Pacific Group 2000 Employee Stock Purchase Plan
      The Timber Company 2000 Employee Stock Purchase Plan
    Georgia-Pacific Tissue 2000 Employee Stock Purchase Plan
                    (Full title of the plans)

                       Kenneth F. Khoury
      Vice President, Deputy General Counsel and Secretary
                  Georgia-Pacific Corporation
                   133 Peachtree Street, N.E.
                     Atlanta, Georgia 30303
                         (404) 652-4839
(Name, address and telephone number, including area code, of agent for service)

               CALCULATION OF REGISTRATION FEE

                                                                               Proposed
  Title of each each class of      Amount to be      Proposed maximum           maximum             Amount of
 securities to be registered(1)   registered (2)    offering price per    aggregate offering   registration fee
                                                         share(3)              price(3)
Georgia-Pacific Group Common       9,000,000
Stock, par value $0.80               shares(4)            $37.19               $334,687,500        $88,357.50

Georgia-Pacific Timber Group       1,500,000
Common Stock, par value $.80         shares(5)            $23.38                 $35,062,500         $9,256.50

<F1> Pursuant  to Rule 416(c) under the Securities Act  of  1933,
(1) as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
<F2> Pursuant  to Rule 416(a) under the Securities Act,  includes
(2) an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
<F3> Estimated   solely  for  the  purpose  of  calculating   the
(3) registration fee, in accordance with Rule 457 (h)(1) on the average of the high and low sales prices of $37.19 and $23.38 per share for Georgia-Pacific Corporation - Georgia-Pacific Group Common Stock ("G-P Group Stock") and Georgia-Pacific Corporation - Timber Group Common Stock ("Timber Group Stock") on the NYSE on April 28, 2000.
<F4> This  amount  includes (i) 8,550,000  shares  of  G-P  Group
(4) Stock issuable under the Georgia-Pacific Group 2000 Employee Stock Purchase Plan and (ii) 450,000 shares of G-P Group Stock issuable under the Georgia-Pacific Tissue 2000 Employee Stock Purchase Plan.

  Part I - Information Required in the Section 10(a) Prospectus

     The   documents  constituting  part   I   of   this
Registration Statement have been or will be sent or given to participants in the Georgia-Pacific Group 2000 Employee Stock Purchase Plan, the Timber Company 2000 Employee Stock Purchase Plan and the Georgia-Pacific Tissue 2000 Employee Stock Purchase Plan (collectively, the "Plans") as specified by Rule 428 (b)(1) under the Securities Act.

    Upon  written  or oral request, the Registrant  will
provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above mentioned information should be directed to Kenneth F. Khoury, Vice President, Deputy General Counsel and Secretary, at Georgia-Pacific Corporation, 133 Peachtree Street, N.E., Atlanta, Georgia 30303 or (404) 652-4839.

  Part II - Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

     The following documents filed with the Securities and
Exchange  Commission  (the  "Commission")  are  incorporated   by
reference into this Registration Statement:

     (a)  the  Annual  Report  on  Form 10-K  of  Georgia-Pacific
          Corporation (the "Corporation") for the fiscal year ended January 1, 2000;

     (b)  the  Corporation's Current Reports on  Form  8-K  dated
          March 23, 2000 and April 19, 2000;

     (c)  the  Corporation's Registration Statements on Form  8-A
          dated  November 11, 1997 and June 25, 1999 with respect
          to   the   description  of  each  class  of  securities
          described therein; and

     (d) all other documents filed by the Registrant and the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters securities that remain unsold.

    Any statement contained in a document incorporated or
deemed incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

            Not applicable.

Item 5.   Interests of Named Experts and Counsel.

    The validity of the shares of the G-P Group Stock and
the Timber Group Stock is being passed upon by Kenneth F. Khoury,
Vice  President,  Deputy General Counsel  and  Secretary  of  the
Registrant.   Kenneth F. Khoury is an officer  of,  and  receives
compensation from the Registrant.

Item 6.   Indemnification of Directors and Officers.

    Subsection  (a) of Section 14-2-851 of  the  Georgia
Business Corporation Code provides that a corporation may indemnify an individual who is a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854, a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection
(d) of Section 14-2-851 of the Georgia Business Corporation Code, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

     Section 14-2-852 of the Georgia Business Corporation
Code provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

     Section 14-2-857 of the Georgia Business Corporation
Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director, (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer) to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (1) appropriation, in violation of their duties, of any business opportunity of the corporation, (2) acts or omissions that involve intentional misconduct or a knowing violation of law, (3) the types of liability set forth in
Section 14-2-832 of the Georgia Business Corporation Code or (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the Georgia Business Corporation Code and may apply to a court under Section 14-2-854 of the Georgia Business Corporation Code for indemnification, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action by its board of directors or contract.

     In  accordance with Article VI of the  Corporation's
Bylaws, every person (and the heirs and personal representatives of such person) who is or was a director, officer, employee or agent of the Corporation, or any other corporation, partnership, joint venture, trust or other enterprise in which he served as such at the request of the Corporation, shall be indemnified by the Corporation against any and all liability and expense (including, without limitation, counsel fees and disbursements, and amounts of judgments, fines or penalties against, or amounts paid in settlement by, a director, officer, employee or agent) actually and reasonably incurred by him in connection with or resulting from any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative or in connection with any appeal relating thereto, in which he may become involved, as a party or otherwise, or with which he may be threatened, by reason of his being or having been a director, officer, employee or agent of the Corporation or such other corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or omitted by him in his capacity as such whether or not he continues to be such at the time such liability or expense shall have been incurred. Every person (and the heirs and personal representatives of such person), to the extent that such person has been successful on the merits or otherwise with respect to any claim, action, matter, suit or proceeding is entitled to indemnification as of right for expenses (including attorney's fees) actually and reasonable incurred by him in connection therewith. Except as provided in the preceding sentence, upon receipt of a claim for indemnification under Article VI of the Corporation's Bylaws, the Corporation shall proceed as follows, or as otherwise permitted by applicable law. If the claim is made by a director or officer of the Corporation, the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to the applicable action, suit or proceeding, shall determine whether the claimant met the applicable standard of conduct as set forth in subparagraphs (A) and (B) below. If such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, such determination shall be made by independent legal counsel (who may be the regular inside or outside counsel of the Corporation) in a written opinion. If such determination has not been made within 90 days after the claim is asserted, the claimant shall have the right to require that the determination be submitted to the shareholders at the next regular meeting of shareholders by vote of a majority of the shares entitled to vote thereon. If a claim is made by a person who is not a director or officer of the Corporation, the Chief Executive Officer and the general counsel of the Corporation shall determine, subject to applicable law, the manner in which there shall be made the determination as to whether the claimant met the applicable standard of conduct as set forth in subparagraphs (A) and (B) below. In the case of each claim for indemnification, the Corporation shall pay the claim to the extent the determination is favorable to the person making the claim.

   (A) In the case of a claim, action, suit or proceeding other than by or in the right of the Corporation to procure a judgment in its favor, the director, officer, employee or agent must have acted in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, any director seeking indemnification must not have been adjudged liable on the basis that any personal benefit was received by him. For the purpose of this subparagraph (A), the termination of any claim, action, suit or proceeding, civil, criminal or administrative, by judgment, order, settlement (either with or without court approval) or conviction, or upon a pleas of guilty or nolo contendre or its equivalent, shall not create a presumption that a director, officer, employee or agent did not meet the standards of conduct set forth in this subparagraph.

   (B) In the case of a claim, action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor, the director, officer, employee or agent must have acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification under this subparagraph (B) shall be made (1) with regard to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper, or (2) for amounts paid, or expenses incurred, in connection with the defense or settlement of any such claim, action, suit or proceeding, unless a court of competent jurisdiction has approved indemnification with regard to such amounts or expenses.

    Pursuant to Article VI of the Corporation's Bylaws, expenses incurred by any person who is or was a director, officer, employee or agent of the Corporation with respect to any claim, action, suit or proceeding of the character described in the first sentence of the preceding paragraph shall be advanced by the Corporation prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it shall be ultimately determined that he is not entitled to indemnification. Indemnification and advancement of expenses pursuant to Article VI of the Corporation's Bylaws is not exclusive of any rights to which any such director, officer, employee or other person may otherwise be entitled by contract or by law.

      The  Corporation carries insurance policies insuring
its  liability  to  officers and directors  under  the  foregoing
indemnity  and  insuring  its  officers  and  directors   against
liability incurred in their capacity as such.

Item 7.   Exemption from Registration Claimed.

            Not applicable.

Item 8    Exhibits.


Exhibit No.    Description

3.1(i) Articles of Incorporation, restated as of December 16, 1997 (Filed as Exhibit 4.1 to the Corporation's Registration Statement on Form S-8 as filed with the Commission on December 18, 1997, and incorporated herein by this reference thereto).

3.1(ii) Articles of Amendment to Restated Articles of Incorporation (Filed as Exhibit 3.1 to the
               Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, and incorporated herein by this reference thereto).

3.2            Bylaws,  as amended to date (Filed as Exhibit  3.2
               to the Corporation's Annual Report on Form 10-K for the fiscal year ended January 1, 2000, and incorporated herein by this reference).

4.1 Rights Agreement, dated as of December 16, 1997, between Georgia-Pacific Corporation and First Chicago Trust Company of New York, with form of G-P Rights Certificate attached as Exhibit A-1, Form of Timber Rights Certificate attached as

               Exhibit A-2, Series B Preferred Stock Designation attached as Exhibit B-1 and Series C Preferred Stock Designation attached as Exhibit B-2 (Filed as Exhibit 4.3(ii) to the Corporation's Amendment No. 1 to Registration Statement on Form S-4 dated October 29, 1997).

4.2 Amendment No. 1, dated as of November 8, 1999, to Amended and Restated Rights Agreement dated as of December 16, 1997 between Georgia-Pacific Corporation and First Chicago Trust Company of New York, as Rights Agent (Filed as Exhibit 4.3(ii) to the Corporation's Annual Report on Form 10-K for the fiscal year ended January 1, 2000, and incorporated herein by this reference thereto).

5              Opinion of Kenneth F. Khoury, Esq.

23.1           Consent of Arthur Andersen LLP.

23.2           Consent  of  Kenneth F. Khoury, Esq. (included  in Exhibit 5)

24             Powers of Attorney (included on Signature Page).


Item 9.   Undertakings.

            The undersigned Registrant hereby undertakes:

       (1)       To  file, during any period in which  offers  or
sales  are  being  made,  a  post-effective  amendment  to   this
Registration Statement:

       (i)   To   include  any  prospectus  required  by  Section
            10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided,  however, that the undertakings set forth in paragraphs
(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of any offering.

       (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar  as indemnification for liabilities  arising
under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 2nd day of May, 2000.

                              Georgia-Pacific Corporation


                              By: /s/ Danny W. Huff
                                      Danny W. Huff
                                      Executive Vice President - Finance and
                                         Chief Financial Officer


      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints James F. Kelley and Kenneth F. Khoury, and either of them (with full power in each to act alone), as true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of
1933,  this  Registration  Statement  has  been  signed  by   the
following persons in the capacities indicated below on this 2nd day of May, 2000.

          Signature                  Title

     /s/ A.D. Correll              Director, Chairman, Chief Executive Officer
         A.D. Correll              and President (Principal Executive Officer)


     /s/ Danny W. Huff             Executive Vice President-Finance and Chief
         Danny W. Huff             Financial Officer (Principal Financial
                                   Officer)


     /s/ James E. Terrell          Vice-President and Controller (Principal
         James E. Terrell          Accounting Officer)


     /s/ James S. Balloun          Director
         James S. Balloun

     /s/ Robert Carswell           Director
         Robert Carswell

     /s/ Jane Evans                Director
         Jane Evans

     /s/ Donald V. Fites           Director
         Donald V. Fites

     /s/ Harvey C. Fruehauf, Jr.   Director
         Harvey C. Fruehauf, Jr.


     /s/ Richard V. Giordano       Director
         Richard V. Giordano

     /s/ David R. Goode            Director
         David R. Goode

     /s/ M. Douglas Ivester        Director
         M. Douglas Ivester

     /s/ James P. Kelly            Director
         James P. Kelly

     /s/ Louis W. Sullivan         Director
         Louis W. Sullivan

     /s/ James B. Williams         Director
         James B. Williams

                        INDEX TO EXHIBITS

Exhibit No.            Sequentially Numbered Description

5                      Opinion of Kenneth F. Khoury, Esq.

23.1                   Consent of Arthur Andersen LLP.

23.2                   Consent of Kenneth F. Khoury, Esq.
                       (included in Exhibit 5)

24                     Powers of Attorney (included on Signature
                       Page).